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                                                                EXHIBIT 10.27(a)

                    EVALUATION AND EXCLUSIVE OPTION AGREEMENT

         This Evaluation and Exclusive Option Agreement (the "Agreement") is made as of _______, 1998 (the "Effective Date") by and between LXR Biotechnology, Inc., a Delaware corporation, having a place of business at 1401 Marina Way South, Richmond, CA 94804 ("LXR") and Introgen Therapeutics, Inc., a Delaware corporation, having a place of business at 301 Congress Avenue, suite 2025, Austin, TX 78701 ("Introgen").

                                   BACKGROUND

         A. LXR owns certain Patent Rights (as defined below) relating to the "bak" gene;

         B. Introgen desires to evaluate the Patent Rights and Related Technology (as defined below) to determine whether Introgen desires to obtain an exclusive license under the Patent Rights and Related Technology subject to the terms and conditions set forth in the License Agreement Outline of Terms in Exhibit A attached hereto and made a part hereof (the "Term Sheet"); and

         C. LXR desires to grant to Introgen an option to obtain an exclusive license under the Patent Rights and Related Technology, all on the terms and conditions set forth herein below.

         NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

         1. DEFINITIONS. As used in this Agreement, the following capitalized terms shall have the meanings indicated:

            1.1 "Evaluation Period" shall mean the period commencing on the Effective Date and ending [*] after Introgen's receipt of Samples hereunder.

            1.2 "Field" shall mean [*]. For the purposes of this Agreement, the "bak" gene shall include all fragments, derivatives and splice variants thereof; a "derivative" shall mean a nucleotide sequence directly derived from the "bak" gene claimed in the Existing Patent Rights defined in Section 1.5.1 (i.e., the "bak" gene described in Exhibit B hereto and made a part hereof), the gene product of which has a apoptotic activity substantially similar to that of the protein encoded by the gene described in Exhibit B.



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            1.3 "License Agreement" shall have the meaning set forth in the provisions of Article 5 below.

            1.4 "Patented Product" shall mean any product containing or encompassing the "bak" gene, the manufacture, use of sale of which would, but for the license granted under the License Agreement, infringe a Valid Claim (as that term is defined in Exhibit A) of the Patent Rights in the country where it is sold. "Non-Patented Product" shall mean any product containing or encompassing the "bak" gene that embodies Related Technology, but the manufacture, formulation or use thereof is not the subject of any patent application or patent, or any issued patents covering such product have been abandoned or declared invalid in a non-appealable order. For the purposes of this Agreement, a Patented Product or Non-Patented Product shall be individually referred to herein as a "Licensed Product", and collectively referred to herein as "Licensed Products".

            1.5 "Patent Rights" shall mean any and all rights in:

                1.5.1 all worldwide patents and patent applications claiming the subject matter claimed in U.S. Patent Application numbers: [*], filed [*] and [*], field [*], and in U.S. Patent Number [*], and any foreign counterparts of the foregoing, existing as of the Effective Date (the "Existing Patent Rights"); and

                1.5.2 all divisions, continuations, continuations-in-part, foreign counterparts, patents of addition, and substitutions of, and all patents issuing on any of the foregoing or of any patent application which claim priority from any Existing Patent Rights, together with all registrations, reissues, reexaminations, supplementary protection certificates or extensions of any kind with respect to any of such patents.

            1.6 "Related Technology" shall, subject to the provisions of Section
1.2 (including the exclusions and limitations on the Field set forth therein), mean all technical information, know-how, processes, procedures, compositions, methods, techniques, data or other subject matter owned by LXR as of the Effective Date, and relating to the manufacture, formulation, use or sale of Licensed Products, and that are necessary or useful for the exercise of the rights granted under the License Agreement.

         2. EVALUATION.

            2.1 During the Evaluation Period, Introgen agrees to use commercially reasonable efforts to evaluate the Patent Rights and Related Technology to determine whether it desires to enter into the License Agreement as contemplated in Article 5 below (the "Evaluation"). Introgen's Evaluation shall be limited to the conduct of certain studies [*] using samples of the "bak" gene that are provided by LXR (the "Samples") for purposes of assessing [*] of the "bak" gene.

            2.2 If Introgen formulates, modifies and/or tests the Samples in any way, or conducts any experiments using the Samples, Introgen shall submit all resulting information and/or test results to LXR. All right, title and interest in and to all inventions solely made by Introgen or its agents or employees resulting from the formulation, modification, testing or other experimentation


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with the Samples pursuant to the Evaluation under this Agreement, and any and all intellectual property rights arising therefrom, shall be owned by Introgen. All right, title and interest in and to all inventions made jointly by LXR and Introgen and/or their respective agents or employees resulting from the formulation, modification, testing or other experimentation with the Samples pursuant to the Evaluation under this Agreement, and any and all intellectual property rights arising therefrom, shall be jointly owned by LXR and Introgen. In that connection, each party shall require and cause its employees and agents to assign to it any and all inventions made during and in connection with the Evaluation.

                2.2.1 Introgen hereby agrees to grant to LXR, without payment of any consideration, an irrevocable, perpetual, transferable, sublicenseable, royalty-free, non-exclusive, worldwide license under any Introgen Improvement solely for purposes of manufacturing, selling, importing and using the "bak" gene for applications outside of the Field. For purposes of the foregoing, "Introgen Improvement" shall mean any invention solely owned by Introgen (as set forth in Section 2.2 above) solely consisting of compositions of the "bak" gene (i.e., fragments, derivatives and splice variants of the "bak" gene described in Exhibit B or any Patent Rights) or methods of using the "bak" gene (including fragments, derivatives and splice variants thereof) and all intellectual property rights (including patent applications and patents) therein. For avoidance of doubt, Introgen Improvement shall not include subject matter made outside of the Evaluation. Notwithstanding the foregoing, in the event that Introgen does not exercise the Option under Section 5 of this Agreement, or if LXR and Introgen do not enter into the License Agreement, or if the License Agreement is terminated (but not upon expiration) pursuant to its terms, the foregoing license shall not be limited to the Field (i.e., in such case, the words "for applications outside the Field" above shall be replaced with "for all applications").

                2.2.2 In addition to the rights granted to LXR under Section
2.2.1 above, to the extent that Introgen has the right to do so Introgen hereby agrees to grant to LXR an option to obtain an exclusive, transferable, sublicenseable, worldwide license under any Introgen Improvement solely for purposes of manufacturing, selling, importing and using the "bak" gene for applications outside of the Field; provided, however, in the event that Introgen does not exercise the Option under Section 5 of this Agreement, or if LXR and Introgen do not enter into the License Agreement, or if the License Agreement is terminated (but not upon expiration) pursuant to its terms, such license shall not be limited to the Field (i.e., in such case, the words "for applications outside the Field" above shall be replaced with "for all applications"). After receipt of notification from Introgen of such an Introgen Improvement, LXR shall notify Introgen within 60 days whether it desires to exercise the foregoing option with respect to the particular Introgen Improvement. If LXR so elects the parties shall negotiate in good faith for a period of [*] the terms and conditions of an agreement including such license, including milestone and royalty payments to Introgen; provided, however, such royalty to Introgen shall not exceed the royalty rates set forth in the "Royalty" section of Exhibit A hereto and such rates shall be subject to reduction to the same extent as provided for in the "Royalty" section of Exhibit A.

                2.2.3 With respect to inventions and intellectual property rights that are jointly owned by LXR and Introgen pursuant to Section 2.2, it is agreed that unless otherwise expressly provided for herein or in the License Agreement, neither party shall have an obligation to



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account to the other party for profits, or to obtain the approval of the other party to license or exploit such jointly-owned intellectual property rights, by reason of such joint ownership thereof.

                2.2.4 Introgen agrees to provide LXR a copy of all analyses, compilations, studies or other documents containing the Confidential Information (as defined below) of LXR prepared by or on behalf of Introgen hereunder for use in exercising its rights under Sections 2.2.1 and 2.2.2 above. In addition, in the event that Introgen does not exercise the Option under Section 5 of this Agreement, or if LXR and Introgen do not enter into the License Agreement, each party agrees to promptly return to the other party such other parties Confidential Information.

            2.3 Introgen shall notify LXR promptly in writing as soon as Introgen determines not to exercise the Option (as defined in Section 5) and further agrees to provide LXR, upon LXR's request, in reasonable detail, the basis for such determination. This Agreement will terminate automatically upon the giving of such notice by Introgen and the provisions of Section 8.3 shall apply.

         3. NO IMPLIED LICENSE. Nothing in this Agreement shall be construed as a grant to Introgen of any license, express or implied, under any of LXR's intellectual property rights (including but not limited to Patent Rights and Related Technology) relating to the "bak" gene or any Licensed Products or their manufacture, formulation, use or sale.

         4. CONSIDERATION. In consideration of the Option granted by LXR to Introgen hereunder, Introgen agrees to pay to LXR a non-refundable fee of [*].

         5. OPTION TO ENTER LICENSE AGREEMENT. LXR hereby grants to Introgen an exclusive option (the "Option") exercisable at any time during the Evaluation Period to enter into a license agreement with LXR pursuant to which LXR shall grant to Introgen an exclusive, worldwide license, with the right to grant sublicenses subject to LXR's approval as set forth in Exhibit A, under the Patent Rights and Related Technology to make, have made, use and sell Licensed Products, practice any method, process or procedure and otherwise exploit the Patent Rights and Related Technology, and to have any of the foregoing performed on its behalf by a third party, in each case solely for applications within the Field (the "License Agreement"), subject to the terms and conditions set forth in the Term Sheet and such other additional terms and conditions agreed to by the parties in the License Agreement.

            5.1 Exercise of the Option. Introgen may exercise the foregoing Option at any time during the Evaluation Period by providing written notice to LXR declaring Introgen's desire to commence good faith negotiations to enter into the License Agreement. If Introgen so elects to exercise the Option, the parties agree to promptly commence negotiations in good faith of the License Agreement for a period of [*] days.

            5.2 Exclusive Negotiation. It is agreed that, unless this Agreement is terminated by Introgen under Section 8.2 before the end of the Evaluation Period, during the Evaluation Period (until such time that Introgen exercises the Option) and during the [*] day period described in Section 5.1, LXR shall not engage in discussions or negotiate with any third party regarding the



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licensing of rights with respect to the "bak" gene for use in the Field, nor shall LXR enter into any agreement with a third party regarding use of the "bak" gene in the Field.

            5.3 Arbitration. In the event that LXR and Introgen do not enter into the License Agreement within [*] after Introgen's exercise of the Option under Section 5.1, Introgen shall have the right to (i) initiate a binding arbitration proceeding, pursuant to which the terms and conditions of the License Agreement shall be established by such panel of three (3) arbitrators in accordance with the Term Sheet by notifying LXR in writing within thirty (30) days after the end of such [*] period; or (ii) allow the Option to lapse by so notifying LXR in writing within such thirty (30) day period. Any arbitration under this Section 5.3 shall be held in Palo Alto, California under the then-current Commercial Rules of the American Arbitration Association by a panel of three (3) arbitrators appointed as set forth below. The arbitrators shall have significant experience in the area of the research and development of biotechnology products. Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In any arbitration pursuant to this Section 5.3, the award shall be rendered by a majority of the three (3) arbitrators, one (1) of whom shall be appointed by each party and the third of whom shall be appointed by mutual agreement of the two (2) party-appointed arbitrators. In the event of failure of a party to appoint an arbitrator within thirty (30) days after commencement of the arbitration proceeding or in the event of failure of the two (2) party-appointed arbitrators to agree upon the appointment of the third arbitrator within sixty (60) days after commencement of the arbitration proceeding, such arbitrator shall be appointed by the American Arbitration Association in accordance with the Commercial Rules. The arbitrators shall apply the laws of the State of California in any such arbitration. The costs of the arbitration, including administrative fees and fees of the arbitrator, shall be shared equally by the parties.

         6. CONFIDENTIALITY.

            6.1 Confidential Information. Except as provided herein, each party shall maintain in confidence, and shall not (a) use for any purpose except as explicitly provided in Section 2 of this Agreement or (b) disclose to any third party, any information, data or materials (whether of a business or technical nature and in whatever form) disclosed by the other party in writing and marked "Confidential" or that is disclosed orally and confirmed in writing as confidential within forty-five (45) days following such disclosure (collectively, "Confidential Information"). It is agreed that Samples and other materials provided by LXR to Introgen shall be deemed Confidential Information of LXR. Introgen shall not disclose any Confidential Information of LXR to its directors, officers, employees or agents except on a need-to-know basis and only under a similar binder of non-use and non-disclosure, subject to Section 2. It is agreed that the furnishing of Confidential Information by one party to the other party hereunder does not and shall not constitute any grant, option or license to the receiving party under any patent or other rights now or hereafter held by the disclosing party with respect to such Confidential Information. Confidential Information shall not include any information that is: (i) already known to the receiving party at the time of disclosure hereunder (other than from the other party hereto) as demonstrated by its written records, (ii) now or hereafter becomes publicly known other than through acts or omissions of the receiving party, or anyone to whom the receiving party disclosed such information, (iii) disclosed to the receiving party by a third party under no obligation of confidentiality to the disclosing party or any other party, or
(iv) subject to Section 2.2, independently developed by the receiving party


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without reliance on the Confidential Information of the disclosing party as shown by its written records.

            6.2 Permitted Usage. The receiving party may use or disclose Confidential Information of the disclosing party to the extent necessary to exercise its rights hereunder (including Introgen's performing the Evaluation or exercising its rights under the License Agreement) or in filing for, prosecuting or maintaining any proprietary rights (including patents), prosecuting or defending litigation, or complying with applicable governmental regulations; provided, however, if the receiving party is required by law or a court of competent jurisdiction to make any public disclosures of Confidential Information of the disclosing party, to the extent it may legally do so, it will give reasonable advance notice to the disclosing party of such disclosure and will use its reasonable good faith efforts, or, at the option of the disclosing party, enable the disclosing party, to secure confidential treatment of Confidential Information prior to its disclosure (whether through protective orders or otherwise). It is understood that in the event the License Agreement is entered into by and between LXR and Introgen, Introgen shall have the right to continue to use Confidential Information of LXR to exercise its rights thereunder as to be set forth therein.

            6.3 Prohibited Actions. Subject to Section 6.1 above, Introgen hereby agrees to consult with LXR prior to filing any patent application containing any claim the subject matter of which contains, is based upon, or is derived from the Confidential Information of LXR. In addition, the parties agree to consult with respect to the filing and prosecution of patent applications claiming inventions that are jointly owned under Section 2.2 above. Moreover, Introgen shall not use Confidential Information of LXR for any purpose or in any manner which would constitute a violation of any laws or regulations of the United States.

            6.4 Injunctive Relief. The parties recognize that any breach of this
Article 6 would irreparably harm the disclosing party, and that the disclosing party is thereby entitled to equitable relief (including without limitation, injunctions) with respect to any such breach or potential breach by the receiving party, in addition to any other remedies.

            6.5 Retroactive Effect. This Article 6 shall be made retroactive to March 7, 1998, the date on which the parties commenced their discussions regarding the subject matter of this Agreement.

         7. WARRANTIES.

            7.1 LXR. LXR hereby represents and warrants to Introgen that as of the Effective Date (i) it has the right to enter into this Agreement and grant the Option granted herein, (ii) it has not granted and will not grant during the term of this Agreement rights in or to the Patent Rights or Related Technology that would prevent LXR from entering into the License Agreement; and (iii) to its knowledge, there are no claims of third parties that would prohibit or restrict LXR from granting to Introgen the Option contemplated hereunder.

            7.2 Introgen. Introgen hereby represents and warrants to LXR that
(i) it has the right to enter into this Agreement, and (ii) to its knowledge, there are no claims of third parties that would prohibit or restrict Introgen's ability to perform its obligations under this Agreement. Introgen






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further warrants that no use will be made of any information, data or Samples provided by LXR to Introgen under this Agreement other than for purposes of Evaluation of the "bak" gene through the conduct of [*] in the laboratory setting only as provided under Section 2, and such use shall be in accordance with all applicable laws and regulations, including without limitation, current Good Laboratory Practices (as applicable), and that no studies, tests or trials using such information, data or Samples will be used in or for humans in the course of the Evaluation.


            7.3 Disclaimer of Warranties and Limitation of Liability. EXCEPT AS PROVIDED IN THIS ARTICLE 7, NEITHER PARTY MAKES ANY WARRANTIES OR REPRESENTATIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF INCLUDING, BUT NOT LIMITED TO ANY PATENT, TRADEMARK, SOFTWARE, NON-PUBLIC OR OTHER DATA OR INFORMATION, OR TANGIBLE RESEARCH PROPERTY INCLUDING SAMPLES. LXR SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR REPRESENTATIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY LXR: WITH REGARD TO THE UTILITY OF ANY SAMPLES; THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE PATENT RIGHTS; THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION INCLUDED IN THE PATENT RIGHTS; OR THAT THE EXERCISE OF THE PATENT RIGHTS OR USE OF THE RELATED TECHNOLOGY WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY OTHER THIRD PARTY. TO THE EXTENT SAMPLES ARE FURNISHED HEREUNDER, LXR MAKES NO REPRESENTATION THAT SUCH SAMPLES OR THE METHODS USED IN MAKING OR USING SUCH SAMPLES ARE FREE FROM LIABILITY FOR PATENT INFRINGEMENT. LXR SHALL HAVE NO LIABILITY OF ANY KIND WHATSOEVER TO INTROGEN RESULTING FROM THE EVALUATION HEREUNDER, WHETHER SUCH LIABILITY ARISES IN CONTRACT, TORT OR STRICT LIABILITY, WITH THE EXCEPTION OF INTROGEN'S DEFEND, INDEMNIFY AND HOLD HARMLESS OBLIGATIONS UNDER SECTION 9, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE EVALUATION HEREUNDER (INCLUDING THE USE OF THE PATENT RIGHTS, RELATED TECHNOLOGY OR SAMPLES), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         8. TERM/TERMINATION.

            8.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until expiration of the Evaluation Period, unless sooner terminated as expressly provided herein. In the event the License Agreement is entered into by and between LXR and Introgen, this Agreement shall be superseded thereby and, thereafter any and all provisions of this Agreement other than those expressly provided to survive under Section 8.4 shall cease to be effective.

            8.2 Termination. Introgen shall have the right to terminate this Agreement upon written notice to LXR at any time before expiration of the Evaluation Period and the provisions of



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Section 2.2, 6.2 and 8.3 shall apply. This Agreement shall automatically terminate if Introgen commits a material breach or defaults in the performance of a material obligation hereunder, and fails to remedy or cure such breach or default within thirty (30) days after being called upon in writing to do so by LXR.


            8.3 Effect of Termination. Upon expiration or termination of this Agreement for any reason other than by execution of the License Agreement, Introgen shall return to LXR and shall cease all use of all Confidential Information of LXR including without limitation, all information, data, materials, Samples and documents provided by LXR under this Agreement, except that Introgen may retain one (1) copy of such information, data and documents in the files of its legal counsel solely for the purposes of complying with its ongoing confidentiality obligations hereunder. All consideration paid for the Option pursuant to Section 4 shall be retained by LXR.

            8.4 Survival. Section 2.2, 5.2, and 8.3, and Article 3, 6, 7, 9 and 10 shall survive the expiration or termination of this Agreement.

         9. INDEMNIFICATION.

            9.1 Indemnification. Introgen shall indemnify, defend and hold harmless LXR, its affiliates, and their respective directors, officers, employees, agents, successors and assigns (the "Indemnitees") against any liability, damage, loss, cost or expense (including reasonable attorneys' fees and expenses of litigation, regardless of outcome) incurred by or imposed upon the Indemnitees, or any one of them, in connection with any third party claims, suits, actions demands or judgments arising out of any acts or omissions by or on behalf of Introgen pursuant to this Agreement or the Materials Transfer Agreement, or any negligence, misconduct or breach of this Agreement or the Materials Transfer Agreement by Introgen or its employees, agents or contractors; provided that an Indemnitee that intends to claim indemnification under this Section 9 shall: (i) promptly notify Introgen in writing of such claim, suit or action with respect to which Indemnitee intends to claim such indemnification, (ii) subject to Section 9.3., give Introgen sole control of the defense and/or settlement thereof, (iii) provide Introgen, at Introgen's expense, with reasonable assistance and full information with respect thereto. Notwithstanding the foregoing, Introgen shall have no obligations for any claim if the Indemnitee seeking indemnification makes any admission or settlement regarding such claim without the prior written consent of Introgen, which consent shall not be unreasonably withheld.

            9.2 Exception. Introgen's indemnification under Section 9.1 shall not apply to any liability, damage, loss, cost or expense to the extent attributable to the gross negligence or intentional misconduct of the Indemnitees.

            9.3 Attorneys. Introgen agrees at Introgen's sole expense, to provide counsel reasonably acceptable to LXR to defend against any actions brought or filed against any Indemnitee with respect to any indemnification obligation herein, whether or not such actions are rightfully brought. LXR shall have the right to participate with counsel of its own choosing at its own expense.




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

         10. MISCELLANEOUS.

             10.1 Independent Contractors. The relationship of LXR and Introgen established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between LXR and Introgen. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, expressed or implied, on behalf of the other.

             10.2 Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the prior written consent of the other party, except as required by securities or other applicable laws, or such party's accountants, attorneys and other professional advisors, potential investors and partners, under binders of confidentiality no less stringent than those contained herein.

             10.3 Assignment. This Agreement shall not be assignable by either party to any third party without the prior written consent of the other party hereto. Notwithstanding the foregoing, either party may assign this Agreement without the consent of the other party to a party that is an affiliate of the assigning party at the time of the assignment, or to an entity that acquires substantially all of the business or assets of such party whether by merger, acquisition, sale or otherwise, provided that in either case, such assignee agrees in writing to be bound by the terms and conditions of this Agreement. In the event of any such assignment all references to the assigning party shall be deemed to be references to the assignee. Any purported assignment in violation of this section shall be null and void. For the purposes hereof, an "affiliate" of a party shall mean any corporation or other business entity that controls, is controlled by or under common control with such party.

             10.4 Notices. Any notice or other communication required by this Agreement shall be made in writing and given by prepaid, first class, certified mail, return receipt requested, and shall be deemed to have been served on the date received by the addressee at the following address or such other address as may from time to time be designated by the other party in writing:

             If to LXR:         LXR Biotechnology, Inc.
                                1401 Marina Way South
                                Richmond, CA  94804
                                Attention:  Donald Picker
                                Phone:  (510) 412-9100
                                Fax: (510) 412-9109

             If to Introgen:    Introgen Therapeutics, Inc.
                                301 Congress Avenue, Suite 2025
                                Austin, Texas 78701
                                Attn:  David Nance
                                Phone:  (512) 320-4169
                                Fax: (512) 320-6166



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             10.5 Compliance with Law. Each party shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement. Each party hereby acknowledges that its rights and obligations under this Agreement are subject to the laws and regulations of the United States relating to the export of products and technical information. Without limitation, each party shall comply with all such laws and regulations.

             10.6 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without reference to its or any other jurisdiction's principles of conflicts of law.

             10.7 No Waiver. A waiver, express or implied, by either LXR or Introgen of any right under this Agreement or of any failure to perform or breach hereof by the other party hereto shall not constitute or be deemed to be a waiver of any other right hereunder or of any other failure to perform or breach hereof by such other party, whether of a similar or dissimilar nature thereto.

             10.8 Severability. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be conformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

             10.9 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire understanding of the agreement between the parties with respect to the subject matter hereof and supersede any and all prior negotiations, representations, agreements and understandings, written or oral, that the parties may have reached with respect to the subject matter hereof. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of each of the parties hereto.

             10.10 Counterparts. This Agreement shall be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement.

LXR BIOTECHNOLOGY, INC.                 INTROGEN THERAPEUTICS, INC.


By:                                     By:
   --------------------------------        -------------------------------------

Name:                                   Name:
     ------------------------------          -----------------------------------

Title:                                  Title:
      -----------------------------           ----------------------------------





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                                    EXHIBIT A

                                LICENSE AGREEMENT
                                OUTLINE OF TERMS


PARTIES: Introgen Therapeutics, Inc. ("Introgen") and LXR Biotechnology, Inc. ("LXR").

DEFINITIONS:               Capitalized terms that are not otherwise defined in
                           this Outline of Terms shall have the meaning defined for such terms in the Evaluation and Exclusive Option
                           Agreement (the "Agreement") to which this Outline of Terms is attached as Exhibit A. Subject to the terms and conditions of the Agreement, Introgen and LXR will enter into a License Agreement, under which LXR will grant to Introgen an exclusive, worldwide license, with the right to grant and authorize sublicenses, under the Patent Rights and Related
                           Technology to make, have made, use and sell Licensed
                           Products, practice any method, process or procedure and otherwise exploit the Patent Rights and Related
                           Technology, and to have any of the foregoing performed on its behalf by a third party, in each case solely for applications within the Field.
                           Notwithstanding the foregoing, LXR shall have the right to approve any sublicense granted by Introgen to a third party (where such third party has a capitalization of less than [*] as determined by Introgen and such third party in good faith), which approval shall not be unreasonably withheld;
                           otherwise, LXR shall have no right to approve sublicenses. In addition, in the event that Introgen grants a sublicense under the Patent Rights and Related Technology to any party, it agrees to provide
                           LXR a copy of such agreement (reasonably redacted).

                           A "Valid Claim" means any claim contained in any patent application or in any issued patent included within the Patent Rights, which has not been abandoned or declared invalid in a non-appealable order, as the case may be, and which would be infringed by the manufacture, use, sale, offer for sale or import of a Licensed Product in the absence of the license granted under the License Agreement; provided that, in the case of a patent application that has not issued, not more than [*] has elapsed from the filing date to which the claim is entitled.

DATA: Promptly following the execution of the License Agreement and for the duration of the License Agreement, to the extent LXR may legally do so, LXR will provide to Introgen all data,

      [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                           materials (including reasonable samples of biological materials), reports, analyses and other information in its possession necessary for Introgen to exercise its rights under the license granted for use in the Field. Introgen may provide such data, materials and other information, on a need-to-know basis, to those third parties who require such data, materials or information in order to (i) obtain regulatory approvals to manufacture and market Licensed Products for use in the Field, or (ii) commercialize Licensed Products for use in the Field, under binders of confidentiality no less stringent than those contained in the Agreement. LXR shall have the right, without restriction, to use any and all such data, materials, reports, analyses and other information for uses outside the Field.

                                       [*]


      [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                           [*].

MILESTONES:                Introgen will pay to LXR the following amounts in
                           United States dollars (which amounts shall be non-refundable) upon accomplishment of each of the following milestones with respect to the first
                           Licensed Product for which such milestone is accomplished:

                           [*] Upon the first successful completion of [*] for the first Licensed Product.

                           [*] Upon the first successful completion [*] for the first Licensed Product; and

                           [*] Upon first [*] of the first Licensed Product in the [*].

                           A phase of clinical trials for a Licensed Product shall be deemed to be "successfully completed" when all studies appropriate to that phase have been completed to the reasonable satisfaction of Introgen, and Introgen certifies in writing to LXR such satisfactory completion.

                           Introgen will be responsible for all costs and expenses of developing, testing and registering Licensed Products and for obtaining and maintaining regulatory approvals therefor, and for all costs of manufacturing, promoting, marketing and selling Licensed Products.

ROYALTIES:                 Introgen will pay to LXR royalties at the rate of
                           [*] of Net Sales by Introgen, its affiliates and sublicensees of Patented Products to unaffiliated third parties, such royalties to be paid quarterly.
                           Such [*] royalty rate shall apply even if the Patented Product includes the "bak" gene and



      [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                           one or more other products and/or technologies (including without limitation delivery systems therefor). [*] royalty payment shall continue on a country-by-country basis until the later of: [*] from the first commercial sale of a Patented Product in a particular country, or the last to expire of any Valid Claim under the Patent Rights in such country.

                           In addition to the foregoing, in those countries where Non-Patented Products are sold, Introgen will pay to LXR royalties for know-how included in the Related Technology at the rate of [*] of Net Sales of Non-Patented Products by Introgen, its affiliates and sublicensees to unaffiliated third parties, such [*] royalties to be paid quarterly. Such [*] royalty rate shall apply even if the Non-Patented Product includes the "bak" gene and one or more other products and/or technologies (including without limitation delivery systems therefor). Such [*] royalty payment for know-how shall continue on a country-by-country basis until [*] from the first commercial sale of a Non-Patented Product in a particular country. Notwithstanding the foregoing, if during such [*], a patent application covering the manufacture, formulation or use of a Non-Patented Product is filed in such country, then the royalty rate shall increase to [*] from the date such patent application is filed, and such [*] royalty payment shall continue in such country until the later of: [*] from the first commercial sale of such Licensed Product in that country, or the last to expire of any Valid Claim under the Patent Rights in such country.

                           "Net Sales" will be defined more specifically in the License Agreement to include the gross amounts invoiced by Introgen, its affiliates and sublicensees for the sale of Licensed Products to unaffiliated third parties, less (i) all trade, cash and quantity discounts or government rebates actually granted and taken; (ii) refunds, allowances or credits to customers because of rejections or returns; (iii) prepaid freight, sales taxes, duties and other governmental taxes (including value added tax); and
                           (iv) provisions for uncollectible accounts determined in accordance with reasonable accounting practices, consistently applied to all products of the selling party.

                           In the event a third party claims that the "bak" gene alone, or its use alone infringes such third party's patent rights, and Introgen; or an affiliate or sublicensee becomes obligated to make




      [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                           payments of any kind to such third party solely with respect to such third party's patent rights covering the "bak" gene or use thereof, provided Introgen's use of the "bak" gene is within the Field, Introgen may deduct [*] of the amounts owing to such third party from the royalty payments owing to LXR under the License Agreement; provided, however, that no royalty payment to be made by Introgen to LXR under the License Agreement shall be reduced by more than [*] of the royalty payment that is otherwise due to LXR under the License Agreement.

DUE DILIGENCE:             Introgen will agree to exercise commercially
                           reasonable efforts to research, develop, manufacture, obtain all necessary governmental approvals for, and sell Licensed Products throughout the world, first in [*] and then in other major markets of the world including but not limited to [*]. The License
                           Agreement will contain other obligations on the part of Introgen relating to its diligence in developing and commercializing Licensed Products.

PATENT PROSECUTION:        LXR will have the right to control prosecution of the
                           Patent Rights. Introgen shall reimburse LXR for [*] the out-of-pocket fees and expenses incurred after the execution of the License Agreement for any and all filing, prosecution and maintenance of patents and patent applications included within the Patent
                           Rights. If LXR elects not to prosecute any patent application or maintain any patent in the Patent
                           Rights, or fails to do so, LXR will notify Introgen and Introgen will have the right to pursue such prosecution or maintenance at Introgen's sole expense. The License Agreement will include provisions for Introgen to be consulted in a timely fashion with respect to the prosecution of the Patent
                           Rights.

ENFORCEMENT:               Introgen shall have the first right to enforce the
                           Patent Rights with respect to infringements within the Field; provided, however if Introgen fails to bring an action to enforce the Patent Right within 6 months after LXR's request to do so, LXR shall have the right to bring such action. In either case the noncontrolling party will cooperate in such action at the other's expense. The party initiating any such action will keep the other party reasonably informed of the progress thereof, and such other party will have the right to participate with counsel of its own choice. All awards from such enforcement actions
                           (after reimbursing the parties' costs and expenses related thereto) shall be treated as follows: [*]

      [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                           [*]

PATENT INFRINGEMENT:       If the production, sale or use of any Licensed
                           Product within the Field results in a claim, suit or proceeding alleging patent infringement against
                           Introgen, its affiliates or sublicensees, Introgen will have the exclusive right to defend and control the defense of any such action using counsel of its own choice at its expense; provided, however, that LXR may participate in the defense and/or settlement thereof at its own expense with counsel of its choice. Except as agreed in writing by LXR, Introgen will not enter into any settlement relating to a Licensed Product, if such settlement admits the invalidity or unenforceability of any patent within the Patent Rights. Introgen agrees to keep the LXR reasonably informed of all material developments in connection with any such action. [*].

                           Notwithstanding the foregoing, in the event such claim of infringement does not involve allegations that the manufacture, use or sale of the "bak" gene infringes a third party patent, then Introgen shall defend, indemnify and hold harmless LXR and its affiliates and their respective directors, officers, agents, employees, successors and assigns from and against such claim and any and all liabilities, damages, losses, costs and expenses (including without limitation attorney's fees and costs of litigation, regardless of outcome) arising therefrom, subject to standard indemnification procedure and provided that LXR shall have the right to participate in any such action with counsel of its own choosing at its own expense. [*].

INDEMNIFICATION:           Introgen will defend, indemnify and hold harmless LXR
                           and its affiliates and their respective directors, officers, employees, agents, successors and assigns against any and all claims, liabilities, suits, losses, damages, costs, fees and expenses

      [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                           (including without limitation attorney's fees and costs of litigation, regardless of outcome) resulting directly or indirectly from Introgen's exercise of the rights under the License Agreement, subject to standard indemnification procedures.

WARRANTIES:                The License Agreement will include all warranties
                           provided in the Agreement and additional warranties on the part of Introgen regarding) the research, development, manufacture and sale of Licensed
                           Products in accordance with all applicable laws and regulations.

                           In addition, LXR will warrant to Introgen that: (i) LXR has the right to enter into the License Agreement and grant the rights granted therein; (ii) LXR has not granted and will not grant during the term of the License Agreement, rights in or to the Licensed Products or Related Technology that are inconsistent with the rights granted to Introgen under the License Agreement, (iii) to the best of its knowledge, as of the effective date of the License Agreement, there are no claims of third parties challenging the right of LXR to grant to Introgen the rights under the License Agreement and (iv) except for the Patent Rights, as of the effective date of the License Agreement, LXR does not own or control any patents or patent applications the claims of which would dominate any practice of the Patent Rights by Introgen under the License Agreement.

MISCELLANEOUS:             The License Agreement will include other customary
                           terms and conditions contained in license agreements of this type.

                           This Term Sheet shall not be binding on LXR and Introgen, and there are no enforceable obligations on the part of either party, other than as set forth in the Agreement, with respect to the matters contained in this Term Sheet, unless and until a definitive License Agreement is fully executed and delivered by the parties. It is understood that any definitive License Agreement will be subject to the prior approval of the parties' respective senior management and Boards of Directors.

                                    EXHIBIT B

                                   (ATTACHED)